Exhibit 99.1

NEWS NEWS NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Dan Swenson Senior Director, Investor Relations and Corporate Communications
847-405-2515 — dswenson@cfindustries.com Susan Fisher Manager, Corporate Communications 847-405-2551 — sfisher@cfindustries.com

CF Industries Announces Capacity Expansions

Board Approves $3.8 Billion to Add Ammonia and Upgraded Product
Capacity at Donaldsonville and Port Neal

DEERFIELD, Illinois — (Business Wire) — November 1, 2012: CF Industries Holdings, Inc. (NYSE:CF) today announced that it will construct new ammonia and urea/UAN production units at its complex in Donaldsonville, Louisiana, and new ammonia and urea units at its complex in Port Neal, Iowa.  CF Industries’ board of directors has authorized expenditure of $3.8 billion for the projects and the company has retained engineering and procurement services from ThyssenKrupp Uhde through their affiliate Uhde Corporation of America.  In combination, these projects will be able to produce annually 2.1 million tons of gross ammonia and upgraded products ranging from 2.0 to 2.6 million tons of granular urea and up to 1.8 million tons of UAN solutions, depending on product mix.

“We are pleased to announce definitive, large-scale nitrogen capacity expansion plans at our North American operations focused on substantially increasing our ability to serve our customers,” said Stephen R. Wilson, chairman and chief executive officer, CF Industries Holdings, Inc.  “We believe that our projects will be among the first in North America to be in production.  We already own suitable sites, have retained a world-class engineering partner and have completed the front end engineering and design study for key components of the projects.”

The capital cost estimate of $3.8 billion includes: engineering and design; equipment procurement; construction; associated infrastructure including natural gas connections, power supply, and product storage and handling systems; and related start-up expenses.

Expenditures for the projects have begun and will continue into 2016.  The Donaldsonville project budget is $2.1 billion, with the new urea and UAN plants scheduled to come on stream in the second half of 2015 and the new ammonia plant in 2016.  The Port Neal project budget is $1.7 billion with the new ammonia and urea plants scheduled to come on stream in 2016.   The following table indicates the production capacity for each of the new plants and the anticipated typical product mix.

Annual Capacities and Typical Product Mix

		Annual Capacity	Typical Product Mix
	Tons per Day	(000 tons)	(000 tons)
Donaldsonville, LA
Ammonia (ThyssenKrupp Uhde)	3,640	1,274	184
Urea (Stamicarbon)	3,850	1,348	686
Nitric Acid (ThyssenKrupp Uhde)	1,675	586
UAN (ThyssenKrupp Uhde)	5,050	1,768	1,768

Port Neal, IA
Ammonia (ThyssenKrupp Uhde)	2,425	849	81
Urea (Stamicarbon)	3,850	1,348	1,348

Notes:

All production volume shown as short tons

Production volume based on 350 operating days per year

“Increasing both our ammonia and upgraded product capacities and our product mix flexibility at Donaldsonville takes advantage of a location that already has access to multiple modes of transportation.  When the new units are complete, the Donaldsonville complex in total will be able to vary use of its urea streams to produce between 2.4 million and 3.3 million tons of granular urea and between 1.2 million and 4.2 million tons of UAN solution,” commented Wilson.  “The Port Neal facility will allow us to serve upper-Midwest urea customers from a cost-advantaged location.”

The expansion of CF Industries’ capacity, at these locations in particular, allows the company to take further advantage of the global cost advantage of North American natural gas.  Donaldsonville is served by five natural gas pipelines at essentially Henry Hub economics and Port Neal is well positioned to access existing gas supply from the Rockies, Mid-Continent U.S. and Canada, and the increasing supply expected to come from the Williston Basin.

CF Industries has executed engineering and procurement services contracts with ThyssenKrupp Uhde, which was selected based on the quality and integrity of the nitrogen plants they have built around the world.  Front end engineering design studies for the Donaldsonville urea/UAN plants and the Port Neal urea plant have been completed.  All of the major production units are of recent designs that have been installed successfully at other sites around the world.  Permit applications for the Donaldsonville project and orders for some of the major equipment for both projects will be submitted by the end of this month.  Permit applications for the Port Neal project will be submitted as soon as possible.

“We are pleased to have ThyssenKrupp Uhde as our technical partner in executing these projects,” stated W. Anthony Will, senior vice president of manufacturing and distribution.  “We have completed a significant amount of engineering and design work with them, and the rigor of that work along with bids we have received from several construction firms give us confidence in our project cost estimates and timelines.  Based upon detailed project cost analyses and price quotes from equipment providers and construction firms, we concluded that brownfield construction of new ammonia and upgraded product plants is a cost-effective means to expand CF Industries’ production capacity, yielding attractive returns for our shareholders.”

CF Industries noted that it has expectations for continued solid cash flow, a strong balance sheet, investment grade credit ratings and ready access to the debt financing markets that will allow it to fund these projects and its other long-term initiatives.

The state of Louisiana and Ascension Parish have provided a package of incentives to support the $2.1 billion investment at Donaldsonville, which is expected to create 93 direct jobs and approximately 700 indirect jobs.  The state of Iowa and Woodbury County are taking action to provide a package of incentives to support the $1.7 billion investment at Port Neal, estimated to create 100 direct jobs and approximately 700 indirect jobs.  The direct jobs will be at an average starting annual salary of $55,000, increasing to $85,000 per year when employees become fully certified.  The company expects that as many as 3,400 construction jobs will be filled as these projects progress.  These incentive packages recognize the long term employment and tax revenue benefits that these projects will generate.  CF Industries is grateful for the enthusiastic support of both states.

About CF Industries Holdings, Inc.

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries is a global leader in manufacturing and distribution of nitrogen and phosphate products, serving both agricultural and industrial customers. CF Industries operates world-class nitrogen manufacturing complexes in the central United States and Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes plant nutrients through a system of terminals, warehouses, and associated transportation equipment located primarily in the Midwestern United States. The company also owns 50 percent interests in GrowHow UK Limited, a plant nutrient manufacturer in the United Kingdom; an ammonia facility in The Republic of Trinidad and Tobago; and KEYTRADE AG, a global plant nutrient trading organization headquartered near Zurich, Switzerland. CF Industries routinely posts investor announcements and additional information on the company’s website at www.cfindustries.com and encourages those interested in the company to check there frequently.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements”, including, but not limited to, statements as to management’s expectations with respect to the costs and time schedules for the expansion projects.  Forward-looking statements are not guarantees of future performance and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  Important factors that could affect the company’s ability to complete the expansion projects on schedule as planned and on budget include, among others, cost overruns, performance of third parties, permitting matters, adverse weather, defects in materials and workmanship, labor and material shortages, transportation constraints, engineering and construction change orders, and other unforeseen difficulties.  Important factors that could cause actual results more generally to differ materially from our expectations are discussed in our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q, which are available in the Investor Relations section of the CF Industries Web site.  Such factors include, among others: the volatility of natural gas prices in

North America; the cyclical nature of our business and the agricultural sector; the global commodity nature of our fertilizer products, the impact of global supply and demand on our selling prices, and the intense global competition in the markets in which we operate; conditions in the U.S. agricultural industry; reliance on third party providers of transportation services and equipment; our ability to implement a new enterprise resource planning system and complete other system integration activities; weather conditions; risks associated with other expansions of our business, including unanticipated adverse consequences and the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our potential inability to obtain or maintain required permits and governmental approvals or to meet financial assurance requirements; future regulatory restrictions and requirements related to greenhouse gas emissions and climate change; the seasonality of the fertilizer business; the impact of changing market conditions on our forward sales programs; risks involving derivatives and the effectiveness of our risk measurement and hedging activities; the significant risks and hazards involved in producing and handling our products against which we may not be fully insured; our reliance on a limited number of key facilities; risks associated with joint ventures; acts of terrorism and regulations to combat terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; risks associated with international operations; losses on our investments in securities; deterioration of global market and economic conditions; our ability to manage our indebtedness; and loss of key members of management and professional staff.  Forward-looking statements are given only as of the date of this release and we disclaim any obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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